Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 15, 2015
Registration Statement Nos. 333-205966 and
333-205966-01

$1.05+bln Ford Credit Auto Owner Trust 2015-C — Reg AB II Compliant Joint Leads: BofAML, JPM, SG

Co-Managers: BNY, Bradesco, Mizuho, TD

Selling Grp: Drexel, Loop

CL	$SIZE(MM)	WAL	EXP	LGL	MDY/SP/DBRS	BENCH	YLD	PRICE	CPN
A1	220.400	0.27	4/16	9/15/16	P-1/A-1+/R-1(h)	YLD	0.380	100.00000	0.38
A2A	273.400	1.05	5/17	8/15/18	Aaa/AAA/AAA	EDSF +36	0.953	99.99884	0.95
A2B	100.000	1.05	5/17	8/15/18	Aaa/AAA/AAA	1mL +36		100.00000
A3	300.000	2.25	9/18	2/15/20	Aaa/AAA/AAA	iSWPS+47	1.423	99.98054	1.41
A4	105.720	3.30	3/19	2/15/21	Aaa/AAA/AAA	iSWPS+52	1.754	99.97562	1.74
B	31.570	3.48	3/19	3/15/21	Aa2/AA+/AA(h)	iSWPS+75	2.027	99.97150	2.01
C	21.040	3.48	3/19	3/15/22	A1/AA/AA(l)	iSWPS+100	2.277	99.97906	2.26

EXPECTED PRICING	:	11:00 am	REGISTRATION	:	ALL CLASSES ARE PUBLIC
EXPECTED SETTLE	:	09/22/15	ERISA ELIGIBLE	:	YES
FIRST PAY DATE	:	10/15/15	EXPECTED RATINGS	:	Moody’s/S&P/DBRS
DENOMS	:	$1k/$1k	PXG SPEED	:	1.4% ABS to Call
BBG TICKER	:	FORDO 2015-C	BILL & DELIVER	:	BAS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.